                                                                      EXHIBIT 21

                             LIST OF SUBSIDIARIES OF
                        LAZARE KAPLAN INTERNATIONAL INC.

NAME                                        ORGANIZED UNDER LAWS OF
---------------------------                 -----------------------

Lazare Kaplan Europe Inc.                           Delaware
Lazare Kaplan Belgium, N.V.                         Belgium
Lazare Kaplan Africa Inc.                           Delaware
Lazare Kaplan Japan Inc. (Tokyo Branch)             Japan
Pegasus Overseas Ltd.                               Bahamas
Pegasus Overseas LLC                                Delaware
POCL Bvba                                           Belgium
POCL, N.V                                           Belgium
Bellataire Inc.                                     Delaware